Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2015 FIRST QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., January 29, 2015 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2015 first quarter, ended December 31, 2014.

First Quarter Overview
Net sales for the three months ended December 31, 2014 totaled $20.1 million, compared to $22.7 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $1.8 million, or $0.29 per diluted share, compared to a net loss of $2.6 million, or $0.42 per diluted share, in the same period a year ago.

The gross profit for the first quarter of fiscal 2015 was $5.5 million, compared to $6.2 million in the corresponding period last year. As a percentage of net sales, gross profit was 27.3% and 27.2% in the first quarter of fiscal 2015 and 2014, respectively. Operating expenses for the quarter ended December 31, 2014 were $8.7 million, or 43.3% of net sales, compared to $10.1 million, or 44.3% of sales, in the same quarter last year.

Jack Ehren, President and CEO, commented, “We anticipated our net loss in the first quarter given our lower backlog entering fiscal 2015, which had resulted from a significant global slow-down in capital spending in our markets in fiscal 2014, primarily in the processed potato market. Our first quarter results were also negatively impacted by labor disputes at West Coast shipping ports that delayed shipments and prevented us from recognizing approximately 4% of revenue.”

Ehren continued, “Our lower than normal gross margin percentage resulted primarily from facility under-utilization related to lower revenue levels and less favorable product mix. Our operating expenses decreased significantly in all functional areas, compared to the first quarter of the prior year, as a result of realizing the full impact of the cost reduction initiatives implemented during the prior fiscal year. In addition, R&D project expenses were down as compared to previous quarters.”

Orders and Backlog
Key's backlog at the end of the first quarter of fiscal 2015 was $28.7 million, compared to $36.7 million one year ago. New orders received during the first quarter were $30.5 million, compared to $34.1 million in the corresponding period last year.

Ehren stated, “We achieved solid bookings in the first quarter with important orders for both our optical sorting and material handling solutions in our core and adjacent markets. These included significant orders with large strategic customers in the processed potato, snack, processed vegetable, and special applications markets.”

Conclusion
Ehren concluded, “We continue to build on our strong foundation and leverage the investments we made in 2013 and 2014 to propel anticipated profitable growth and increased shareholder value in the future. We have received favorable and collaborative feedback from our strategic partners who are field testing our new developments, and look forward to begin seeing a positive impact from our R&D investments in late fiscal 2015. We remain confident in returning Key to profitability, and expect year-over-year double-digit bookings growth in fiscal 2015.”

Conference Call
The Company's conference call related to the fiscal 2015 first quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, January 29, 2015.

To access the call and audio webcast:

Phone --	Q&A participation: Toll-Free: 877-341-5668 International: 224-357-2205

Internet --	Audio webcast: http://www.key.net/investors/investor-events/default.html

Replay --	Available through Thursday, February 12, 2015 http://www.key.net/investors/investor-events/default.html

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; certain financial and restrictive covenants contained in our loan agreements that may adversely affect us; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2014	2013

Net sales	$20,091	$22,725
Cost of sales	14,615	16,555
Gross profit	5,476	6,170
Operating expenses:
Sales and marketing	4,073	4,773
Research and development	2,125	2,430
General and administrative	2,102	2,416
Amortization of intangibles	402	437
Total operating expenses	8,702	10,056
Gain on disposition of assets	4	6
Loss from operations	(3,222)	(3,880)
Other income (expense)	(10)	(65)
Loss before income taxes	(3,232)	(3,945)
Income tax benefit	(1,404)	(1,339)
Net loss	$(1,828)	$(2,606)
Net loss per share
- basic	$(0.29)	$(0.42)
- diluted	$(0.29)	$(0.42)

Shares used in per share calculations - basic	6,285	6,276
Shares used in per share calculations - diluted	6,285	6,276

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31, 2014	September 30, 2014

Cash and cash equivalents	$4,778	$9,741
Trade accounts receivable, net	11,490	12,557
Inventories	28,174	26,673
Total current assets	54,256	59,993
Property, plant and equipment, net	16,308	16,652
Goodwill	10,871	11,222
Intangible assets, net	7,918	8,656
Total assets	92,558	98,345
Total current liabilities, including current portion of long-term debt	19,041	21,790
Long-term debt	4,505	4,733
Shareholders' equity	65,849	68,168

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